GraniteShares ETF Trust - N-1A/A

Exhibit (p)(2)

1.	CODE OF ETHICS

Introduction

Pursuant to rules established by the U.S. Securities and Exchange Commission (the “SEC”), it is unlawful for certain persons of GraniteShares, in connection with the purchase or sale by such persons of securities held or to be acquired by a Client account:

●	To employ any device, scheme or artifice to defraud;

●	To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;

●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

●	To engage in any manipulative practice.

The SEC’s rules also require investment advisers and registered investment companies to adopt a written code of ethics containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard.

Consistent with the SEC’s rules, GraniteShares has adopted this Code of Ethics (the “Code”). The Code sets forth detailed policies and procedures that Access Persons (as defined below) of the Adviser must follow with regard to their personal investing activities. All Access Persons are required to comply with the Code as a condition of continued employment.

The Code is intended to serve as the minimum standard of conduct for all employees of GraniteShares. Each employee must avoid any activity or relationship that may reflect unfavorably on GraniteShares as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety.

This Code is designed to detect and prevent conflicts of interest between GraniteShares’ employees, officers, partners, members and trustees/directors (as applicable) and Clients that may arise due to personal investing activities. GraniteShares has also established separate procedures designed to detect and prevent insider trading, which are included in this Compliance Manual and which should be read together with this Code.

Personal investing activities of Access Persons may create conflicts of interests that may compromise fiduciary duties to Clients. As a result, Access Persons must avoid any transaction that involves, or even appears to involve, a conflict of interest, diversion of a Client investment opportunity or other impropriety with respect to dealing with a Client or acting on behalf of a Client.

As fiduciaries, Access Persons must at all times comply with the following principles:

●	Client Interests Come First. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of Clients. If an Access Person puts his/her own personal interests ahead of a Client’s, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.

●	Avoid Taking Advantage. Access Persons may not make personal investment decisions based on their knowledge of Client holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of a Client with the expectation that the Client’s transaction will cause a favorable move in the market. This prohibition applies whether an Access Person’s transaction is in the same direction as the transaction placed on behalf of a GraniteShares Client (for example, two purchases) or the opposite direction (a purchase and sale).

If you are uncertain whether a real or apparent conflict exists in any particular situation, you should consult with the CCO of GraniteShares immediately.

The Code sets forth detailed policies and procedures that Access Persons must follow with regard to their personal investing activities. All Access Persons are required to comply with the Code as a condition of continued employment.

Who is subject to the Code?

All Access Persons are subject to the Code. For the purposes of this Code, Access Person is defined as:

●	Each employee, officer, partner or member (as applicable) of GraniteShares or its affiliates who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding, the purchase or sale of securities covered by this Code, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

●	Each natural person in a control[1] relationship to GraniteShares who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of securities covered by this Code.

What Types of Investments are subject to the Code?

This Code requires that information about an Access Person’s investments in certain securities be reported to the CCO.

For purposes of this Code, the term “Reportable Security” means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including any: (i) option, (ii) futures contract; (iii) shares of registered closed-end funds; (iv) shares of registered open-end investment companies (i.e., mutual funds) that are advised by GraniteShares (including those held in retirement accounts and that are not money market funds) and shares of exchange traded funds; (v) warrant; (vi) note; (vii) stock; (viii) treasury stock; (ix) bond; (x) debenture; (xi) evidence of indebtedness; (xii) certificate of interest; or (xiii) any participation in, or right to subscribe to or purchase, any such interest or instrument.

For purposes of this Code, the term “Reportable Fund” means any fund (including ETFs) registered under the Investment Company Act for which GraniteShares serves as an investment adviser or whose investment adviser or principal underwriter controls GraniteShares, is controlled by GraniteShares, or is under common control with GraniteShares. Reportable Funds include sub-advised registered investment companies and ETFs.

[1]	Control means the power to exercise a controlling influence over the management or policies of GraniteShares, unless such power is solely the result of an official position with GraniteShares.

What Types of Investments are not subject to the Code?

This Code does not require information about the following types of securities:

●	Direct obligations of the U.S. government;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	Shares of money market funds;

●	Shares issued by open-end investment companies or exchange traded funds other than registered investment companies or exchange traded funds for which GraniteShares serves as an adviser or sub-adviser; or

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are registered investment companies for which GraniteShares serves as an adviser or sub-adviser.

What Types of Accounts are subject to the Code?

Covered Accounts are subject to the Code. “Covered Accounts” include all accounts in which a Reportable Security may be held, whether at a broker/dealer, transfer agent, investment advisory firm or other financial services firm, in which an Access Person has a beneficial interest or over which an Access Person has investment discretion or other control or influence.2 A Covered Account includes the accounts of immediate family members.3 Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which an Access Person has physical control, such as a stock certificate.4

What are the Restrictions on Trading?

Restricted Securities

No Access Person is permitted to conduct a transaction in any security that is owned in a Reportable Fund.

Pre-clearance Requirements

Access Persons must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of:

●	a Reportable Security;

●	a security in an initial public offering (“IPO”);

2 Beneficial interest in an account includes any direct or indirect financial interest in an account.

3 Immediate family includes your spouse, children and/or stepchildren and other relatives who live with you if you contribute to their financial support.

4 Covered Accounts also include accounts for which an Access Person has power of attorney, serves as executor, trustee or custodian, and corporate or investment club accounts.

●	a security in a limited offering (generally meaning a private placement, such as a hedge fund or private equity fund); or

●	Reportable Funds.

Pre-clearance requirements shall not apply to the following transactions:

●	Purchases or sales not subject to the Code [See “What types of investments are not subject to the Code?” above]

●	Purchases or sales which are non-volitional on the part of either the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

●	Purchases that are part of an automatic dividend reinvestment plan.

●	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

●	Transactions in open-end mutual funds that are not Reportable Funds.

●	Transactions in Exchange Traded Funds that are not Reportable Funds.

●	Transactions in direct obligations of the US government.

●	Money Market Accounts and Shares of Money Market Funds.

●	Transactions occurring in the employees’ 401K plan.

●	De minimis purchases and sales of an equity security in an amount less than $10,000 of an issuer with a market capitalization of $10 billion or greater. A series of smaller trades may not be engaged in to rely on this exemption.

See Exhibit D for the Pre-Clearance Form to be used to obtain permission to make investments in Reportable Securities and Exhibit E for the Pre-Clearance Form to be used to obtain permission to make investments in private placements or IPOs.

Blackout Period

Access Persons may not purchase or sell a Reportable Security or a Reportable Fund within three calendar days prior to a transaction of that Reportable Security or Reportable Fund for a Client.

Reporting and Certification Requirements

Initial Holdings Report and Certification

Within 10 days after designation as an Access Person, each Access Person must certify in writing that they have received the Code, have read and understands the Code, and that they will comply with its requirements (See Exhibit F). Further, the Access Person must also report, at that time, all personal investment holdings in Reportable Securities and any brokerage accounts required to be disclosed or reported. (Please see Exhibits G and H for the required disclosures). Information disclosed may be no more than 45 days old at the time of disclosure. Access Persons are only required to report holdings in Reportable Securities as defined in the Code.

Accounts over which Access Persons have no control.

Access Persons are not required to report securities held in accounts over which the Access Person has no direct or indirect influence or control. The Access Person must submit to the CCO a letter or memo from the third party managing the account that states the third party has exclusive control over investment decisions in the account and the Access Person exerts no control or influence in the management of the account. The Access Person must include in initial and annual holdings reports the name of any broker/dealer or bank with which the Access Person has an account in which Reportable Securities are held for his/her direct or indirect benefit.

When Duplicate Statements Are Not Available.

You may wish to engage in a transaction in a Reportable Security for which no statement can be delivered to the GraniteShares CCO (e.g., transactions involving certain types of derivatives). These types of transactions require the prior written approval of the CCO and will involve additional reporting requirements.

Ongoing Reporting Regarding Covered Accounts

Access Persons must notify the CCO within 10 business days from the time any Covered Account is opened and immediately upon making or being notified of a change in ownership or account number. The notification must be submitted in writing to the CCO and include the broker name, name of the account, the date the account was opened, account number (if new account) or, if the account number changed, the old number and new number and the effective date of the change.

Quarterly Transactions Report for Access Persons

All Access Persons shall submit to the CCO, within 30 business days after quarter end (no exception for months with 31 days), a report of all reportable transactions during the previous quarter. The report shall state the title and number of shares, the principal amount of the security involved, the interest rate and maturity date if applicable, the date and nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected. The report shall also include the date it was submitted by the Access Person. See Exhibit J for the Quarterly Transaction Reporting Form. Note: The CEO of GraniteShares will review the reports for the CCO.

Exceptions

Access Persons are not required to submit transaction reports (i) for trades effected pursuant to an automatic investment plan; (ii) for securities held in accounts over which the Access Person has no direct or indirect influence or control if a letter is provided by the third party manger stating that they do not exercise any influence or control; and (iii) that would duplicate information in account statements or confirmations.

Annual Certification for Access Persons

Annually, Access Persons must certify that they have read and understand the Code, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal securities transactions/holdings required to be disclosed or reported (see Exhibit F). Access Persons must also disclose all Reportable Securities and Covered Accounts on an annual basis. Please see Exhibits G and H for the required disclosures. Information disclosed must be current as of a date no more than 45 days before the report is submitted. The annual certification must be submitted to GraniteShares’ CCO within 30 days of the calendar year end.

The CEO of GraniteShares will review the reports for the CCO.

Access Persons are only required to submit an annual holdings report relating to Reportable Securities as defined in the “What Types of Investments are Subject to the Code?” Section of this Code.

Administration and Enforcement

Determination of Persons covered by Code

The CCO for GraniteShares will determine who is covered by this Code and will provide each such person with a copy of the Code and any amendments thereto.

Review of Personal Trading Information

All information regarding an Access Person’s personal investment transactions, including the reports required by this Code, will be reviewed by the GraniteShares’ CCO. The CEO of GraniteShares will review the reports for the CCO if deemed an Access Person. Each Access Person acknowledges that GraniteShares’ CCO is permitted to review information, including account statements and trade confirmations, from brokerage firms, retirement plan administrators and other financial intermediaries, relating to the securities held by the Access Person.

Annual Review/Report

The CCO will review the Code at least annually in light of legal and business developments and experience in implementing the Code. The CCO will provide an annual report to the Trust’s Board of Trustees that: (i) describes issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations; (ii) recommends changes in existing restrictions or procedures based on the experience implementing the Code, evolving industry practices or developments in applicable laws or regulations; (iii) and certifies to the Board that procedures have been adopted that are designed to prevent Access Persons from violating the Code.

Reporting Violations

Upon discovering a violation of this Code, an Access Person shall immediately report such violation to the CCO. The CCO will be responsible for investigating such violations.

Sanctions and Remedies

If the CCO determines that an Access Person has violated the Code, the CCO may impose sanctions and other appropriate actions, including issuing a letter of education, suspending or limiting personal trading activities, imposing a fine, recommending a suspension or termination of employment of an Access Person and/or informing regulators, if the situation warrants. As part of any sanction, the CCO may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Any money forfeited pursuant to this section will be donated to a charity selected by GraniteShares’ CCO.

Exemption Procedures

The CCO may grant exemptions from the requirements in this Code in appropriate circumstances. The CCO shall consider such exemptions upon written request by an Access Person stating the basis for requested relief. The CCO’s decision is within his or her sole discretion.

Questions and Exceptions

Any questions regarding this Code should be discussed with the CCO.

Exhibit D - Reportable Securities Pre-Clearance Request Form

TO:      GraniteShares Chief Compliance Officer

FROM:	DATE:

As provided in GraniteShares’ Code of Ethics, if an Access Person wants to purchase or sell a Reportable Security he/she must complete this form and obtain the required approvals prior to investing.

An Access Person may not purchase or sell such security until he/she receives written permission from GraniteShares’ Chief Compliance Officer (i.e., an approval e-mail). Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

1. Name of Issuer and Ticker Symbol: ___________________

2. Purchase or Sale: _____________________________________________________________

3. Principal amount of transaction: ______________ # of shares/units: ___________

4. Equity or debt or other? _________________________________

To the best of my knowledge, the information provided above is accurate and I am not predicating this transaction on the basis of having obtained any material non-public information.

I will notify the Chief Compliance Officer immediately of any material changes to the information provided above.

Name:	Signature:

(Please Print)

Date:

Exhibit E - IPO and Limited Offering Pre-Clearance Request Form

TO: GraniteShares Chief Compliance Officer

FROM:

DATE:

As provided in the Code of Ethics, if an Access Person wants to participate in an IPO of a security, a private placement or a limited partnership, he/she must complete this form and obtain the required approvals prior to investing. An Access Person may not participate in any IPO, private placement or limited partnership until he/she receives written permission from the Chief Compliance Officer. Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

1. Name of proposed investment: _____________________________ Date of investment: _____________________________

2. Nature of investment: _________________________________________________________________________________

3. Amount to be invested: __________________________ # of shares: ___________ % ownership: _____________________

4. Describe terms of investment:

Equity or debt? ________________ Open-ended or specific maturity date? ________________

Further investment contemplated? __________________ Amount? _____________________

5. Was this investment offered to you due to your affiliation with GraniteShares or the Trust? ___________________________________________________________________________________________________

6. Do you have a position as officer of the company or other duties in connection with the investment?

7. Do you give investment advice to the company or any affiliate of the company? If so, please describe:

8. Are you informed or consulted about investments made by the company?

Describe:

9. How frequently will you receive statements/communications regarding the investment?

10. Is the company privately/publicly held?

11. If privately held, are you aware of any plan to bring the company public?

12. Have you informed the company that you are a “restricted person” in the event of an IPO of securities?

13. Describe any connection(s) between the investment and GraniteShares or the Trust:

14. To your knowledge, are there any clients of GraniteShares for whom this is an appropriate investment?

15. Describe any client connections to this investment:

16. Are you aware of any conflict between your duties at GraniteShares or Trust and this investment?

Please attach any relevant reports/statements you can provide which describe this investment.

To the best of my knowledge, the information provided above is accurate. I will notify the Chief Compliance Officer immediately of any material changes to the information provided above.

Name: __________________________

(Please Print)

Signature: _______________________

Date: ___________________________

Exhibit F - CODE OF ETHICS

ACCESS PERSON ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Code of Ethics (the “Code”) for GraniteShares (“GraniteShares”), which I have read and understand fully. I agree to comply fully with all provisions of the Code, during the period of my employment with GraniteShares, to the extent that such provisions apply to me. I further understand and acknowledge that any violation of the Code, including engaging in a prohibited transaction or the failure to file reports, may subject me to disciplinary action including, potentially, termination of employment.

I hereby represent to GraniteShares that the information that I have provided, as required by this Code, is a true, accurate, and complete list of all of my brokerage and trading accounts, and private placement holdings, specifying in reasonable detail all such accounts, with whom they are held, and the holdings and other investments, direct or indirect, of such accounts.

I further agree that I will promptly, but in any event, within ten days, give written notice to the Chief Compliance Officer of GraniteShares of any changes to the information that I have provided so that such information is at all times true, accurate, and complete. I further agree to provide monthly securities transactions confirmations and statements (or on a quarterly basis when monthly statements and confirmations are unavailable) to GraniteShares.

I have fully read the Code. I agree to be bound by the terms and conditions outlined in it.

Signed	Dated

Name

Exhibit G - BROKERAGE ACCOUNT REPORT

INITIAL AND ANNUAL DISCLOSURE FORM FOR ACCESS PERSONS

PART I – DISCLOSURE OF EMPLOYEE ACCOUNTS

☐ I do not maintain any Covered Accounts as defined in the Code of Ethics for GraniteShares.

Below is a list of all my Covered Accounts as defined in the Code.

Check all that apply as to the Account Type:

☐ (a) Direct Brokerage Account

●	(1) I have full investment discretion on the account

●	(2) I have full investment discretion on the account which I am managing for another person

●	(3) I do not have investment discretion on the account (Investment discretion is 100% exercised by a broker, financial adviser, etc.)

☐ (b) Trust Account

☐ (c) Employee Stock Plan (“ESOP”), 401(k) Plans, private placement or similar product that cannot be transferred to a brokerage account

☐ (d) Other. Please explain: ____________________________________________________________________________________

Name and address of Financial Institution (broker-dealer, bank, ESOP, 401(k) plan sponsors, etc.)	Account Name (indicate if any of the accounts are individually or jointly held)	Account Type from Above: (a), (b), (c) or (d)	Account Number

Exhibit H - SECURITIES HOLDINGS REPORT

INITIAL AND ANNUAL DISCLOSURE FORM FOR ACCESS PERSONS

PART II – DISCLOSURE OF COVERED SECURITIES HOLDINGS

☐  I do not maintain, have a financial interest, or influence/control the activities of any securities.

Below is a list of all personal securities holdings for which I have direct or indirect beneficial ownership.

☐ Indicate by checking this box if you have already provided a copy of your most recent statement (not more than 45 days old) for each account listed below

Title	Type of Security	Ticker Symbol or CUSIP	Number of Shares	Principal Amount	Broker-Dealer or Bank

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) excludes other transactions not required to be reported.

Signature:_________________________                Print Name: _______________________              Date:__________________________

Exhibit I - LIST OF FUNDS FOR WHICH GraniteShares

SERVES AS ADVISER OR SUB-ADVISER

(“Reportable Funds”)

GraniteShares ETF Trust Fund Name	Fund Ticker Symbol	Inception Date
GraniteShares Bloomberg Diversified Commodity Strategy No K1 ETF
GraniteShares S&P GSCI Diversified Commodity Strategy No K1 ETF

Exhibit J - GraniteShares

Quarterly Report of Personal Securities Transactions

For the Quarter:

Each Access Person of GraniteShares (“GraniteShares”) must report within 30 days of the end of each calendar quarter any reportable securities transactions in which the employee, or a member of their immediate family, has a direct or indirect beneficial ownership for accounts over which the employee, or a member of their immediate family, has direct or indirect influence or control.

Reportable securities include all securities except for:

1)	Direct obligations of the U.S. government;

2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3)	Shares of money market funds;

4)	Shares issued by open-end investment companies or exchange traded funds other than registered investment companies or exchange traded funds for which GraniteShares serves as an adviser or sub-adviser; or

5)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are registered investment companies for which GraniteShares serves as an adviser or sub-adviser.

_______ YES, I have transactions in reportable securities for the calendar quarter listed above and are reporting them in the following manner: (check those that apply)

(  )        the attached monthly/quarterly account statements,

(  )        confirmations/statements sent directly by my broker/dealer,

(  )        the attached report

_______ NO, I certify that I have no transactions in Reportable Securities to report for the calendar quarter listed above.

This Report must be signed, dated and returned to the Chief Compliance Officer by: ____________.

Employee Signature	Date

Received by CCO on: __________ Reviewed by CCO on: __________